Exhibit 99.1

News Release For Immediate Release

Ontrak Health Announces Expected 2024 Second Quarter Financial Results

•Q2 Revenue of $2.5 million, down 17%% year over year
•Q2 Operating loss of $(4.0) million, a 13% improvement year over year
•Q2 Adjusted EBITDA of $(3.3) million, an 8% decline year over year
•Company announces new contract with large northeast regional health plan
•Company announces final results of a formal evaluation showing achievement of $721 per member per month cost savings for a prominent health plan's members
•Company announced the adoption of the Comprehensive Healthcare Integration (CHI) framework into its care delivery model
•Company to Host Conference Call at 4:30 pm ET Today

Miami, FL – August 8, 2024 – Ontrak, Inc. (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading AI-powered and technology-enabled behavioral healthcare company, today reported its expected financial results for the second quarter ended June 30, 2024. These expected results are subject to management completing its analysis of classification of debt.

Management Commentary

Brandon LaVerne, Ontrak Health’s Chief Executive Officer and Chief Operating Officer, stated, “I am thrilled about the announcement this morning that we have secured a contract with our newest customer, a prestigious regional health plan in the northeast, that should approximately double our current outreach pool for our WholeHealth+ solution once launched. This marks a pivotal moment for Ontrak as we seek to return to a path of sustained growth. This new partnership is a testament to our commitment to delivering high-quality, personalized behavioral healthcare services to members in need. With a renewed focus on strategic growth and innovation, as evidenced by our recent announcements regarding the Mental Health Digital Twin, our adoption of the Comprehensive Healthcare Integration framework, and powered by our Advanced Engagement System, Ontrak is poised for a very successful future. I want to thank our employees, partners and shareholders for their continued support and trust in our mission to help improve the health and save the lives of as many people as possible.”

Second Quarter 2024 Financial Results Highlights (Expected)
•Revenue for the second quarter of 2024 was $2.5 million, representing a 17% decrease compared to the same period in 2023.
•Operating loss for the second quarter of 2024 was $(4.0) million compared to an operating loss of $(4.6) million for the same period in 2023.
•Adjusted EBITDA for the second quarter of 2024 was $(3.3) million compared to adjusted EBITDA of $(3.1) million for the same period in 2023.
•Net loss for the second quarter of 2024 was $(10.3) million, or a $(0.19) diluted net loss per common share (after deduction for undeclared preferred stock dividends), compared to net loss of $(6.8) million, or a $(1.84) diluted net loss per common share (after deduction for undeclared preferred stock dividends) for the same period in 2023.
•Non-GAAP net loss for the second quarter of 2024 was $(3.9) million, or a $(0.09) non-GAAP diluted net loss per common share (after deduction for undeclared preferred stock dividends), compared to non-GAAP net loss of $(5.9) million, or a $(1.66) non-GAAP diluted net loss per common share (after deduction for undeclared preferred stock dividends) for the same period in 2023.

Adjusted EBITDA, non-GAAP net loss and non-GAAP diluted net loss per common share are non-GAAP financial measures. See our description and reconciliation of such non-GAAP measures at the end of this release.

Second Quarter 2024 and Recent Operating Highlights

•Total enrolled members in our WholeHealth+ program numbered 1,752 at the end of Q2 2024, compared to 1,521 at the end of Q1 2024 and 1,889 at the end of Q2 2023.
•Total callable outreach pool for WholeHealth+ was 7,511 at June 30, 2024 compared to 5,057 at March 31, 2024 and 10,879 at June 30, 2023. New for Q2 2024, total callable outreach pool for Ontrak Engage, one of the segmented solutions within WholeHealth+ which we began offering on an à la carte basis in 2024, was 589 at June 30, 2024.
•In August 2024, the Company announced the signing of a 2-year strategic partnership with a large, regional health plan in the northeast, aimed at delivering a proactive, predictive and personalized behavioral health solution to its members in New York with chronic comorbidities and unaddressed behavioral health utilizing our WholeHealth+ and Engage solutions.
•In July 2024, the Company announced the final results of a formal evaluation of the impact of Ontrak WholeHealth+ program on one of our Medicaid health plan customer's medical costs, which showed statistically significant, difference-in-difference cost savings of $721 per member per month for Ontrak's treated group of members who graduated the Ontrak WholeHealth+ program compared to matched controls. Also, for the first time, the study also evaluated members who did not graduate the Ontrak WholeHealth+ program but were enrolled for a minimum of five months, and showed statistically significant, difference-in-difference cost savings of $508 per member per month compared to matched controls. This study provides further evidence of the effectiveness of Ontrak’s WholeHealth+ program in reducing avoidable healthcare expenditures and improving patient outcomes.
•In July 2024, the Company announced the adoption of the Comprehensive Healthcare Integration (CHI) framework, which represents the most comprehensive clinical framework for integrating physical health, behavioral health and social determinants of health, into our care delivery model. The adoption of the CHI framework underscores Ontrak's commitment to addressing the complex interplay of physical health, behavioral health and social determinants of health and championing the evolution of care delivery, harnessing the power of integrated care to improve patient lives.
•In May 2024, the Company announced that the Florida Agency for Healthcare Administration approved Ontrak Health as a subcontractor for a prominent regional Medicaid health plan for our Wholehealth+, Ontrak Engage and Ontrak Access solutions. The Company began initiating outreach to new eligible members of the new health plan customer in June 2024.
•In May 2024, the Company announced the launch of its pioneering Mental Health Digital Twin (MHDT) technology, which creates a comprehensive virtual representation of each unique individual enrolled in the Ontrak program by processing millions of data points and utilizing advanced AI and machine learning models. The MHDT technology also generates predictive insights and personalized recommendations, which are delivered through Ontrak's Advanced Engagement System, enabling care teams to make informed decisions and deliver targeted interventions.

Financial Outlook

The following outlook is based on information available as of the date of this press release and is subject to change in the future.

For the quarter ending September 30, 2024, the Company estimates revenue in the range of $2.4 million to $2.8 million.

Conference Call & Webcast Details

The Company will host a conference call/webcast today at 4:30 pm ET/1:30 pm PT. Investors, analysts, employees and the general public can access the call by registering online for dial-in information or via live audio webcast at: https://ontrakhealth.com/investors/presentations-events. Participants interested in dialing in to the conference call are requested to register a day in advance or at a minimum 15 minutes before the start of the call to obtain a unique pin for the call.

A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Ontrak, Inc.

Ontrak Health (Nasdaq: OTRK) is a leading AI-powered and technology-enabled behavioral healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Ontrak identifies, engages, activates and provides care pathways to treatment for the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. We engage individuals with anxiety, depression, substance use disorder and chronic disease through personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s integrated intervention platform uses AI, predictive analytics and digital interfaces combined with dozens of care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com.

Forward-Looking Statements

This press release contains “forward-looking” statements that are based on the Company’s beliefs and assumptions and on information currently available to the Company on the date of this press release and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “will,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plan,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words. Forward-looking statements may include, but are not limited to, the Company’s belief that its outreach pool of eligible members will approximately double upon the launch of its new customer, that it will be successful in returning to sustained growth, that its strategy will accelerate the Company’s return to growth by converting new customers and expand with existing customers, the Company's ability to convert its pipeline of prospects into active customers, the Company's ability to maximize its differentiated platform and deliver return on investment for customers, the Company’s revenue on a per member per month basis, gross margin estimates and the Company's estimated revenue for quarter ending September 30, 2024. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements, including, without limitation, risks related to: the Company’s ability to successfully execute on its strategy and business plan; the Company’s ability to increase its revenue and efficiently manage expenses and achieve profitability; the Company’s high customer concentration and the ability of its customers to terminate their contracts for convenience; the adequacy of the Company’s existing cash resources and anticipated capital commitments and future cash requirements to enable the Company to continue as a going concern; the Company’s ability to raise additional capital when needed; difficulty enrolling new members and maintaining existing members in the Company’s programs; the effectiveness of the Company’s treatment programs; lower than anticipated eligible members under the Company’s contracts; the Company’s dependence on key personnel and the Company’s ability to recruit and retain key personnel; the Company’s ability to maintain the listing of its stock on Nasdaq; the federal jury's conviction of the Company’s largest stockholder and former Chief Executive Officer and Chairman of one count of securities fraud and two counts of insider trading, and whether governmental authorities will institute separate investigations or proceedings against the Company and/or its current or former executives and/or directors; substantial regulation in the health care industry; changes in regulations or issuance of new regulations or interpretations; the Company’s limited operating history; difficulty in developing, exploiting and protecting proprietary technologies; business disruption and related risks; general economic conditions, nationally and globally, and their effect on the market for our service; intense competition and competitive pressures and trends in the Company’s industry and the Company’s ability to successfully compete; changes in laws, regulations, or policies; and risks related to the Company’s ability to realize the potential benefits of and to effectively integrate acquisitions. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Forward-looking statements are current only as of the date they are made and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has provided in this press release and the quarterly conference call held on the date hereof certain non-GAAP financial measures. The non-GAAP financial measures presented include EBITDA, Adjusted EBITDA, Non-GAAP net loss, and Non-GAAP net loss per common share, which are not U.S. GAAP financial measures. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business.

EBITDA consists of net loss before interest, taxes, depreciation and amortization expenses. Adjusted EBITDA consists of net loss before interest, taxes, depreciation, amortization, stock-based compensation, restructuring, severance and related costs, gain on termination of operating lease, and gain/loss on change in fair value of warrant liability. We believe that making such adjustments provides investors meaningful information to understand our results of operations and the ability to analyze our financial and business trends on a period-to-period basis.

Non-GAAP net loss consists of net loss adjusted for debt issuance costs expensed related to Demand Notes, Demand Warrants expensed related to Demand Notes, stock-based compensation, restructuring, severance and related costs, gain on termination of operating lease and gain/loss on change in fair value of warrant liability. Non-GAAP net loss per common share consists of loss per share adjusted for non-GAAP net loss attributable to common stockholders. We believe that making such adjustments provides investors meaningful information to understand our results of operations and the ability to analyze our financial and business trends on a period-to-period basis.

We believe the above non-GAAP financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the term EBITDA, Adjusted EBITDA, Non-GAAP net loss and Non-GAAP net loss per common share may vary from that of others in our industry. None of EBITDA, Adjusted EBITDA, Non-GAAP net loss or Non-GAAP net loss per common share should be considered as an alternative to net loss before taxes, net loss, net loss per common share or any other performance measures derived in accordance with U.S. GAAP as measures of performance.

See the Reconciliation of Non-GAAP Measures table at the end of this press release for a reconciliation of the Non-GAAP financial measures to U.S. GAAP financial measures.

Contact

For Investors:

Ryan Halsted
Gilmartin Group
investors@ontrakhealth.com

ONTRAK, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$2,451	$2,960	$5,131	$5,489
Cost of revenue	844	804	1,819	1,651
Gross profit	1,607	2,156	3,312	3,838

Operating expenses:
Research and development	1,026	1,537	2,104	3,181
Sales and marketing	691	837	1,223	1,827
General and administrative	3,937	4,410	8,015	10,228
Restructuring, severance and related costs	—	—	290	457
Total operating expenses	5,654	6,784	11,632	15,693
Operating loss	(4,047)	(4,628)	(8,320)	(11,855)

Other income (expense), net	5	(5)	3	286
Debt issuance costs	(5,921)	—	(5,921)	—
Interest expense, net	(326)	(2,223)	(509)	(3,617)
Loss before income taxes	(10,289)	(6,856)	(14,747)	(15,186)
Income tax benefit, net	—	100	—	80
Net loss	(10,289)	(6,756)	(14,747)	(15,106)
Dividends on preferred stock - undeclared	(2,238)	(2,238)	(4,477)	(4,477)
Net loss attributable to common stockholders	$(12,527)	$(8,994)	$(19,224)	$(19,583)

Net loss per common share, basic and diluted	$(0.19)	$(1.84)	$(0.30)	$(4.09)

Weighted-average common shares outstanding, basic and diluted	66,141	4,887	63,512	4,787

ONTRAK, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash	$7,292	$9,701
Receivables, net	946	—
Unbilled receivables	385	207
Deferred costs	138	128
Prepaid expenses and other current assets	2,358	2,743
Total current assets	11,119	12,779
Long-term assets:
Property and equipment, net	583	913
Goodwill	5,713	5,713
Intangible assets, net	—	99
Other assets	7,689	147
Operating lease right-of-use assets	171	195
Total assets	$25,275	$19,846
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$224	$563
Accrued compensation and benefits	415	442
Deferred revenue	58	97
Demand notes payable (1)	4,648	—
Current portion of operating lease liabilities	62	56
Other accrued liabilities	2,297	2,784
Total current liabilities	7,704	3,942
Long-term liabilities:
Long-term debt, net	2,024	1,467
Long-term operating lease liabilities	134	166
Total liabilities	9,862	5,575
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; 3,770,265 shares issued and outstanding at each of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 47,967,725 and 38,466,979 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	7	6
Additional paid-in capital	500,814	484,926
Accumulated deficit	(485,408)	(470,661)
Total stockholders' equity	15,413	14,271
Total liabilities and stockholders' equity	$25,275	$19,846

(1) The classification of demand notes payable will be reevaluated at the issuance date of the Company's financial statements as of June 30, 2024 and for three and six months ended June 30, 2024.

ONTRAK, INC.
Consolidated Statements of Cash Flows
(in thousands)

	For the Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net loss	$(14,747)	$(15,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	794	1,543
Paid-in-kind interest expense	377	1,936
Gain on termination of operating lease	—	(471)
Depreciation expense	409	590
Amortization expense	208	2,382
Change in fair value of warrant liability	(4)	12
Debt issuance costs expensed related to Demand Notes	3,262	—
Demand Warrants expensed related to Demand Notes	2,659	—
Changes in operating assets and liabilities:
Receivables	(946)	691
Unbilled receivables	(178)	89
Prepaid expenses and other assets	221	326
Accounts payable	(339)	(371)
Deferred revenue	(39)	(18)
Leases liabilities	(26)	(142)
Other accrued liabilities	620	(1,529)
Net cash used in operating activities	(7,729)	(10,068)
Cash flows from investing activities
Purchase of property and equipment	(74)	(123)
Net cash used in investing activities	(74)	(123)
Cash flows from financing activities
Proceeds from Demand Notes	4,500	—
Proceeds from Keep Well Notes	—	8,000
Proceeds from warrants exercised	1,963	—
Proceeds from Keep Well Agreement held in escrow	—	4,000
Debt issuance costs	—	(98)
Finance lease obligations	—	(100)
Financed insurance premium payments	(1,069)	(1,228)
Payment of taxes related to net-settled stock awards	—	(2)
Net cash provided by financing activities	5,394	10,572
Net change in cash and restricted cash	(2,409)	381
Cash and restricted cash at beginning of period	9,701	9,713
Cash and restricted cash at end of period	$7,292	$10,094
Supplemental disclosure of cash flow information:
Interest paid	$48	$45
Income taxes paid	5	3
Non-cash financing and investing activities:
Debt issuance costs	$10,651	$85
Warrants issued in connection with Demand Notes	2,659	—
Warrants issued in connection with Keep Well Notes	—	10,797
Loss on extinguishment of debt with related party	521	2,153
Finance lease and accrued purchases of property and equipment	4	28
Common stock issued to settle contingent consideration	64	—

ONTRAK, INC.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating loss	$(4,047)	$(4,628)	$(8,320)	$(11,855)
Depreciation expense	211	295	409	590
Amortization expense (1)	62	351	123	742
EBITDA	(3,774)	(3,982)	(7,788)	(10,523)
Stock-based compensation expense	442	892	794	1,543
Restructuring, severance and related costs (2)	—	—	290	457
Adjusted EBITDA	$(3,332)	$(3,090)	$(6,704)	$(8,523)

Reconciliation of Net Loss to Non-GAAP Net Loss; and Net Loss per Common Share to Non-GAAP Net Loss per Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(10,289)	$(6,756)	$(14,747)	$(15,106)
Debt issuance costs expensed related to Demand Notes (3)	3,262	—	3,262	—
Demand Warrants expensed related to Demand Notes (4)	2,659	—	2,659	—
Stock-based compensation expense	442	892	794	1,543
Restructuring, severance and related costs (2)	—	—	290	457
(Gain) loss on change in fair value of warrant liability	(6)	(7)	(4)	12
Gain on termination of operating lease (5)	—	—	—	(471)
Non-GAAP net loss	(3,932)	(5,871)	(7,746)	(13,565)
Dividends on preferred stock - undeclared	(2,238)	(2,238)	(4,477)	(4,477)
Non-GAAP net loss attributable to common stockholders	$(6,170)	$(8,109)	$(12,223)	$(18,042)

Net loss per common share - basic and diluted	$(0.19)	$(1.84)	$(0.30)	$(4.09)
Non-GAAP net loss per common share - basic and diluted	(0.09)	(1.66)	(0.19)	(3.77)
Weighted-average common shares outstanding - basic and diluted	66,141	4,887	63,512	4,787
_______________________
(1) Relates to operating and financing right-of-use assets and acquired intangible assets.
(2) Includes one-time severance and related benefit costs related to reduction in workforce plans announced in February 2024 and March 2023 as part of Company's continued cost savings measure.
(3) Represents the proportionate amount of deferred debt issuance costs expensed during the three and six months ended June 30, 2024 relative to the Demand Notes that have been issued as of June 30, 2024.
(4) Relates to relative fair value of Demand Warrants issued in connection with each Demand Notes issued as of June 30, 2024.
(5) Relates to gain realized on derecognition of ROU operating asset and related lease liability due to early termination of the lease of the office space located in Santa Monica, CA in February 2023.